Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

August 10, 2022

ATI Physical Therapy, Inc.
790 Remington Boulevard
Bolingbrook, Illinois 6044

Ladies and Gentlemen:

We have acted as counsel to ATI Physical Therapy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”), relating to (a)(1) the issuance of shares of common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of the Public Warrants, (2) the issuance of shares of Common Stock issuable upon the exercise of the Private Placement Warrants, (3) the issuance of shares of Common Stock issuable upon the exercise of the Series I Warrants and (4) the issuance of shares of Common Stock issuable upon the exercise of the Series II Warrants (all such underlying shares of Common Stock described in the preceding clauses (1) through (4), the “Warrant Shares”) and (b) the offer and sale by the selling securityholders (the “Selling Securityholders”) named in the prospectus contained in the Registration Statement of (1) up to 164,553,356 shares of Common Stock, consisting of (i) 8,625,000 shares of Common Stock initially issued to Fortress Acquisition Sponsor II LLC, (ii) 125,713,211 shares of Common Stock subject to the A&R RRA, (iii) 14,465,067 shares of Common Stock issuable upon the exercise of the Resale Warrants, (iv) 750,000 PIPE Shares and (v) up to 15,000,000 Earnout Shares (collectively, the “Selling Securityholder Shares”) and (2) 14,465,067 Resale Warrants, consisting of (i) 2,966,666 Private Placement Warrants, (ii) 5,226,546 Series I Warrants and (iii) 6,271,855 Series II Warrants.

Capitalized terms defined in the Registration Statement and used (but not otherwise defined) herein are used herein as so defined.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware incorporated by reference as Exhibit 4.1 to the Registration Statement; (ii) the Amended and Restated Bylaws of the Company, incorporated by reference as Exhibit 4.2 to the Registration Statement; (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement; (v) the Merger Agreement, incorporated by reference as Exhibit 2.1 to the Registration Statement; (vi) the Warrant Agreement, dated as of August 11, 2020, by and between the Company and Continental Stock Transfer & Trust Company (the “IPO Warrant Agreement”), incorporated by reference as Exhibit 4.6 to the Registration Statement; (vii) the Warrant Agreement, dated as of February 24, 2022, by and between the Company and Continental Stock Transfer & Trust Company (the “2022 Warrant Agreement”), incorporated by reference as Exhibit 4.7 to the Registration Statement; (viii) the Series A Senior Preferred Stock Purchase Agreement, dated as of February 24, 2022, by and among the Company and the purchasers signatory thereto, incorporated by reference as Exhibit 10.1 to the Registration Statement; and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

August 10, 2022

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

With respect to the Warrant Shares and the Resale Warrants, we have assumed that each of the IPO Warrant Agreement, 2022 Warrant Agreement and Warrants have been duly authorized, executed and delivered by Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and constitute legal, valid and binding obligations of the Warrant Agent, enforceable in accordance with their terms, and we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or anti-dilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. We have also assumed that at or prior to the time of the delivery of any of the Warrant Shares, the Registration Statement will have been declared effective under the Act, and no stop orders suspending the Registration Statement’s effectiveness will have been issued and remain in effect.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable;

2. The Resale Warrants constitute legal, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and

August 10, 2022

3. The Selling Securityholder Shares have been duly authorized and are, or will be, in the case of Earnout Shares (when issued in accordance with the terms of the Merger Agreement) and Selling Securityholder Shares that are issuable upon the exercise of the Resale Warrants (when issued and paid for upon exercise of the applicable Resale Warrants in accordance with their terms), validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and, solely with respect to whether or not the Resale Warrants are the legal, valid and legally binding obligations of the Company, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Weil, Gotshal & Manges LLP